Exhibit 99

         MSW Energy Holdings LLC Announces Fourth-Quarter 2004
                           Financial Results

    MONTVALE, N.J.--(BUSINESS WIRE)--March 21, 2005--MSW Energy Holdings LLC and Subsidiaries (MSW Energy Holdings or Company) filed its Form 10-K for the year ended December 31, 2004 with the Securities and Exchange Commission on March 17, 2005 and will be hosting a conference call to discuss the results on Tuesday, March 22, 2005 at 10 a.m. EST. The fourth-quarter financial results conference call for MSW Energy Holdings II LLC and Subsidiaries (MSW Energy Holdings II), MSW Energy Finance Co. II, Inc. and MSW Energy Finance Co., Inc. will be combined with this call. Anyone who wishes to participate should dial 888-489-9708. The call will be recorded and can be reviewed until March 29, 2005 by dialing 800-642-1687 and using 4868036 as the passcode. A transcript of the conference call also will be available on the Company's investor information page by the end of the day March 25, 2005 at www.mswenergy.com. A copy of the Company's Form 10-K for the year ended December 31, 2004 is available on the investor information page and on the Securities and Exchange Commission's website.
    MSW Energy Holdings owns a 49.8% indirect membership interest in Ref-Fuel Holdings LLC (Ref-Fuel Holdings). Ref-Fuel Holdings and its subsidiaries own or control and operate waste-to-energy facilities in the northeastern United States. Subsidiaries of Ref-Fuel Holdings that operate such facilities derive revenue principally from disposal or tipping fees for accepting municipal solid waste and from the sale of energy in the form of electricity and steam.

    Highlights of MSW Energy Holdings

    As a result of a series of transactions completed during 2004, American Ref-Fuel Holdings Corp. (formerly United American Energy Holdings Corp.) (Holdings Corp.), the indirect parent of MSW Energy Holdings II became the managing member of the Company and its direct and indirect parent. Several private equity funds (the DLJMB Funds), each of which is managed by entities affiliated with Credit Suisse First Boston Private Equity, Inc. and several investment funds (the Highstar Funds), each of which is managed by AIG Global Investment Corp. beneficially own 60% and 40% respectively of Holdings Corp.
    The transactions also resulted in Holdings Corp. assuming full control of the management and operations of the Company and Ref-Fuel Holdings through its interests in the Company and MSW Energy Holdings
II. MSW Energy Holdings II owns directly and indirectly the other 50% interest in Ref-Fuel Holdings. As such, the Company has effective control of Ref-Fuel Holdings, and is therefore consolidating its results of operations and cash flows for the period from May 1, 2004, and the balance sheet as of April 30, 2004.
    Because MSW Energy Holdings has only held its interest since June 30, 2003, there are no financial results for the full year ended December 31, 2003 comparable to the full year ended December 31, 2004.

MSW Energy Holdings                     For the Year   From Inception
(In thousands)                              Ended      (June 30, 2003)
                                      December 31, 2004      to
                                                         December 31,
                                                             2003
                                       --------------- ---------------

Statement of Operations  Data:
Net revenues                           $      298,644  $            -
Equity in net earnings of Ref-Fuel
 Holdings                                       6,545          21,603
Operating expenses                           (116,089)              -
Depreciation and amortization expense         (45,154)              -
General and administrative expense            (27,198)         (1,029)
Loss on asset retirement                       (1,765)              -
Interest income                                 2,676              91
Interest expense                              (52,765)        (10,054)
Minority interest in net income of
 subsidiaries                                 (39,642)              -
Other income, net                                 305               -
Provision for income taxes                     (6,610)              -
                                        --------------  --------------
Net income                             $       18,947  $       10,611
                                        --------------  --------------
Cash Flow Data:
Cash provided by operating activities  $      170,043  $       10,409
Cash provided by (used in) investing
 activities                                    18,839        (347,894)
Cash (used in) provided by financing
 activities                                  (106,204)        341,118

Balance Sheet Data:
Investment in Ref-Fuel Holdings        $            -  $      372,672
Total assets                                2,055,731         391,647
Total debt                                  1,246,013         200,000
Minority interest in consolidated
 subsidiaries                                 365,123               -
Total members' equity                         131,348         160,111

    For the Year Ended December 31, 2004 as Compared to the Period Ended December 31, 2003

    Net revenues. Net revenues of $298.6 million for the year ended December 31, 2004 represent the consolidated results of operations of Ref-Fuel Holdings for the eight-month period ended December 31, 2004. As indicated above, as a result of the Equalization Transactions, Ref-Fuel Holdings' results of operations are consolidated as of April 30, 2004. These revenues represent $194.9 million of waste disposal and related services revenue, $93.2 million of energy revenue and $10.5 million of other revenue. There were no revenues during the same period in 2003, as the results from Ref-Fuel Holdings were accounted for under the equity method of accounting.
    Equity in net earnings of Ref-Fuel Holdings. Equity in net earnings of Ref-Fuel Holdings represents our share of the net earnings of Ref-Fuel Holdings for the four months ended April 30, 2004 of $6.5 million. Prior to the Equalization Transactions, which were consummated on April 30, 2004, we accounted for our investment under the equity method of accounting. As a result of these transactions, we are consolidating these results after April 30, 2004. Equity in net earnings of Ref-Fuel Holdings of $21.6 million from Inception (June 30, 2003) to December 31, 2003 represents our share (49.8%) of the net earnings of Ref-Fuel Holdings of $34.7 million offset by amortization expense of $13.1 million associated with the amortization of the amount of our excess purchase price over our share of the net assets of Ref-Fuel Holdings at the date of acquisition. We acquired our interest in Ref-Fuel Holdings on June 30, 2003. Effective December 12, 2003, as a result of push-down accounting, we ceased amortization of the excess of our purchase price over the net assets acquired of Ref-Fuel Holdings, as the cost of our investment has been reflected on the books of Ref-Fuel Holdings.
    Operating expenses. As a result of the Equalization Transactions, Ref-Fuel Holdings' results of operations are consolidated as of April 30, 2004. The operating expenses of $116.1 million for the year ended December 31, 2004 represents Ref-Fuel Holdings' operational expenses for the eight months ended December 31, 2004.
    Depreciation and amortization expense. As a result of the Equalization Transactions, Ref-Fuel Holdings' results of operations are consolidated as of April 30, 2004. Therefore, the depreciation and amortization expense of $45.2 million for the year ended December 31, 2004 represents Ref-Fuel Holdings' depreciation and amortization expenses for the eight months ended December 31, 2004.
    General and administrative expense. As a result of the Equalization Transactions, Ref-Fuel Holdings' results of operations are consolidated as of April 30, 2004. Therefore, the administrative and general expense of $27.2 million for the twelve months ended December 31, 2004 represents Ref-Fuel Holdings' administrative and general expenses of $26.1 million for the eight months ended December 31, 2004, and $1.1 million attributable to MSW Energy Holdings' other activities.
    Loss on asset retirement. As a result of the Equalization Transactions, Ref-Fuel Holdings' results of operations are consolidated as of April 30, 2004. Therefore, the loss on asset retirement of $1.8 million for the year ended December 31, 2004 represents Ref-Fuel Holdings' loss for the eight months ended December 31, 2004.
    Interest income. As a result of the Equalization Transactions, Ref-Fuel Holdings' results of operations are consolidated as of April 30, 2004. Therefore, the majority of the interest income of $2.7 million for the year ended December 31, 2004 represents Ref-Fuel Holdings interest on cash and cash equivalents at rates ranging from 0.5% to 2.3% for the eight months ended December 31, 2004. Interest income for the period from Inception (June 30, 2003) to December 31, 2003 represents interest on cash and cash equivalents at rates ranging from 0.5% to 1.5%.
    Interest expense. As a result of the Equalization Transactions, Ref-Fuel Holdings' results of operations are consolidated as of April 30, 2004. Therefore, the interest expense of $52.8 million for the year ended December 31, 2004 represents Ref-Fuel Holdings' interest expense in the amount of $32.4 for the eight months ended December 31, 2004, and the interest expense for the twelve months ended December 31, 2004 attributable to MSW Energy Holdings of $20.4 million, which represents interest on our 8.5% Senior Notes due 2010 ($17.0 million), the accretion of our Duke liability ($2.1 million) and amortization of deferred financing costs ($1.2 million). Interest expense of $10.0 million of which $8.5 million for the period from Inception (June 30, 2003) to December 31, 2003 represents 8.5% annual interest on our Senior Notes.
    Minority Interest. Minority interests represents the income attributable to MSW Energy Holdings II (50.0% interest in Ref-Fuel Holdings), and Duke Energy Corporation (0.2% interest in Ref-Fuel Holdings).
    Income taxes. Income taxes expense of $6.6 million for the year ended December 31, 2004, represents the tax liability using the effective tax rate of 25.9% for the year.
    The following includes a financial measure which is not a measure under generally accepted accounting principles (GAAP) and is not intended to supplant the information provided in accordance with generally accepted accounting principles. Furthermore, this measure may not be comparable to those used by other companies. For the twelve months ended December 31, 2004, the ratio of proportionate Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) to proportionate interest expense was 3.4x.* This information is being discussed because the indenture under which our Senior Notes were issued requires, among other things, but subject to certain exceptions, that we not permit any restricted payment unless certain ratio covenants based on our proportionate ownership of Ref-Fuel Holdings have been met.

    Forward-looking Information or Statements

    All statements other than statements of historical facts included in this press release or the conference call that address activities, events or developments that we expect, or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to financial condition, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
    These forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Forward-looking statements speak only as of the date on which they are made and except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

    Additional Information

    Questions and inquiries for further information should be directed to Joanne Pagliuca at 201-690-4800.
    This press release does not constitute an offer to sell securities or a solicitation of an offer to purchase securities.

    * Non-GAAP financial measure.


    CONTACT: MSW Energy Holdings LLC
             Joanne Pagliuca, 201-690-4800